                                                                  Exhibit (j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 12, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of the Forward Hansberger International Growth Fund, the Forward Hoover Small Cap Equity Fund, and the Forward Uniplan Real Estate Investment Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/S/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


San Francisco, California
April 25, 2003